Exhibit 23.3

September 1, 2023

To:	IMMRSIV Inc

1004, Toa Payoh North, #04-12

318995 Singapore

Dear Sir/Madam,

We hereby consent to the references to our firm’s name with respect to the section in relation to Singapore law under the heading “Enforceability of Civil Liabilities” in the Registration Statement only for purposes of the public filing with SEC on 1 September 2023. We also consent to the filing of our legal opinion dated 29 December 2022 with respect to certain legal matters as to Singapore law and this consent letter with the SEC as Exhibit 99.1 and Exhibit 23.3, respectively, to the Registration Statement only for purposes of the public filing with SEC on 1 September 2023.

Yours sincerely,

/s/ CNPLaw LLP
CNPLaw LLP